Exhibit 99.1

VSE Reports Financial Results for Second Quarter 2015
Second Quarter Revenue Increases 21.5% over Second Quarter 2014

Alexandria, Virginia, July 30, 2015 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the three months and six months ended June 30, 2015.

Financial Results (Unaudited)
(in thousands, except per-share data and percentages)
	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
Revenues	$131,126	$107,962	21.5%	$251,917	$227,371	10.8%
Operating income	$11,496	$10,703	7.4%	$22,180	$22,060	0.5%
Operating margin	8.77%	9.91%	Down 114 bp	8.80%	9.70%	Down 90 bp
Income from continuing operations	$5,479	$5,944	(7.8)%	$10,699	$12,213	(12.4)%
Loss from discontinued operations, net of tax	-	$(279)	-	-	$(894)	-
Net income	$5,479	$5,665	(3.3)%	$10,699	$11,319	(5.5)%
Income from continuing operations EPS (diluted)	$1.02	$1.11	(8.1)%	$1.99	$2.28	(12.7)%
Loss from discontinued operations EPS (diluted)	-	$(0.05)	-	-	$(0.17)	-
Net income EPS (diluted)	$1.02	$1.06	(3.8)%	$1.99	$2.11	(5.7)%

"We are successfully integrating our Aviation Group acquired on January 28, 2015, and continue to execute our strategy to expand our markets for sustainment services outside our traditional federal customer base," said Maurice "Mo" Gauthier, VSE CEO. "Our Aviation Group has made a meaningful contribution to our operating performance and the addition of this group is having the desired effect of diversifying and strengthening the quality of our revenues. Our Federal Services Group received several contract awards during this quarter supporting the U.S. Army. Our Supply Chain Management Group continues to be the strongest contributor to our operating results."

For the second quarter of 2015, revenues were $131 million compared to $108 million in the second quarter of 2014. For the first six months, revenues were $252 million in 2015 compared to $227 million in 2014. The inclusion of our Aviation Group and revenue increases from our Supply Chain Management Group offset revenue declines from our Federal Services Group.

Operating income was $11.5 million for the second quarter of 2015 compared to $10.7 million for the second quarter of 2014. For the first six months, operating income was $22.2 million in 2015 compared to $22.1 million in 2014. Operating income increases resulted from growth in our Supply Chain Management Group and the addition of our Aviation Group, offset mainly by operating losses in our Federal Services Group.

Net income was $5.5 million for the second quarter of 2015, or $1.02 per diluted share, compared to $5.7 million, or $1.06 per diluted share for the second quarter of 2014.  Net income was $10.7 million for the first six months of 2015, or $1.99 per diluted share, compared to $11.3 million, or $2.11 per diluted share for the first six months of 2014.

We believe that funded backlog and bookings are not useful indicators of future revenues for our Supply Chain Management and Aviation Groups. Therefore, we have revised our disclosure relative to bookings and funded contract backlog to consist only of our Federal Services and IT, Energy and Management Consulting Groups. Bookings for these groups were $87 million for the six months of 2015 as compared to revenue of $103 million. Funded contract backlog at June 30, 2015 was $176 million, compared to $185 million at March 31, 2015 and $177 million at June 30, 2014.

Q2 Operational Highlights
•	Revenues from our Supply Chain Management Group, which provides supply chain support for truck fleets, increased by 13.5% for the first six months of 2015 as compared to the same period of 2014.
•
VS2, LLC, our joint venture between VSE's Federal Services Group and CB&I Federal Services, was awarded a Logistics Support Services task order under the U.S. Army's Enhanced Army Global Logistics Enterprise (EAGLE) Program to support base operations and logistics at Fort Benning, Georgia. This task order has a base year, four one-year options, and one six‑month option. The total potential value of the task order is $263 million, and VSE's potential value is approximately $110 million, if all option periods are exercised.

•
Our Federal Services Group was selected as one of 20 prime contractors for the U.S. Army Tank-Automotive and Armament Command's (TACOM) Strategic Services Solutions (TS3) Equipment Related Services (ERS) contract. The Federal Services Group will compete with other prime contractors for task order awards under this indefinite-delivery, indefinite-quantity (IDIQ) contract, which has a combined maximum ceiling value of $1.1 billion and an eight‑year period of performance if all options are exercised.

•
VSE's Federal Services Group also was named one of 19 prime contractors on the TACOM TS3 Research and Development (R&D) IDIQ contract, which has a combined maximum ceiling value of $634 million and an eight‑year period of performance if all options are exercised.

•	Joseph "JR" Brown was appointed in May to serve as the President of our Federal Services Group.
•
Our Akimeka subsidiary was awarded a task order under the Chief Information Officer - Solutions and Partners 3 (CIO-SP3) Government-Wide Acquisition Contract (GWAC) for core development and sustainment for the Joint Medical Asset Repository (JMAR) system. This Firm Fixed Price (FFP) task order has an 11-month base period of performance, plus three one-year option periods, and a total contract value of approximately $14.9 million, if all options are exercised.

About VSE
Established in 1959, VSE is a diversified sustainment and services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, program management, energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to VSE's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent reports filed with the Securities and Exchange Commission ("SEC") for further information and analysis of VSE's financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE's public filings for additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

Financial Statements
VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$444	$263
Receivables	76,685	59,391
Inventories	113,699	49,363
Deferred tax assets	4,577	1,834
Other current assets	12,557	11,517
Total current assets	207,962	122,368

Property and equipment, net	64,988	52,911
Intangible assets, net	157,668	72,209
Goodwill	184,384	92,052
Other assets	17,028	15,790
Total assets	$632,030	$355,330

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$15,682	$24,837
Accounts payable	36,167	29,424
Current portion of earn-out obligations	23,807	9,455
Accrued expenses and other current liabilities	24,688	23,245
Dividends payable	591	536
Total current liabilities	100,935	87,497

Long-term debt, less current portion	226,384	23,563
Deferred compensation	13,787	12,563
Long-term lease obligations, less current portion	23,988	24,584
Earn-out obligation, less current portion	12,281	-
Deferred income taxes	38,525	1,634
Total liabilities	415,900	149,841

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 5,374,863 and 5,358,261 respectively	269	268
Additional paid-in capital	21,597	20,348
Retained earnings	194,442	184,873
Accumulated other comprehensive loss	(178)	-
Total stockholders' equity	216,130	205,489
Total liabilities and stockholders' equity	$632,030	$355,330